UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2008

VIRGIN MEDIA INC.

(Exact name of Registrant as specified in its charter)

Delaware	File No. 000-50886	59-3778427
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Third Avenue, Suite 2863, New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 906-8440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01             Other Events

On April 9, 2008, Virgin Media Inc. (the “Company”) announced its intention to offer, subject to market and other conditions, approximately $1bn principal amount of Convertible Senior Notes due 2016 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible under certain circumstances into shares of the Company’s common stock, cash or a combination of shares and cash, at the Company’s election. The interest rate, conversion price and other terms of the notes will be determined by negotiations between the Company and the initial purchasers of the notes. The Company also expects to grant the initial purchasers an option to purchase up to $150m of additional notes.

The Company intends to use the net proceeds from the offering combined with existing cash reserves to prepay a portion of its outstanding “A” and “B” loans under its senior credit facilities. It is anticipated that the Company will voluntarily prepay approximately £261m of the “A” tranche that is currently scheduled for payment in September 2009, and approximately £243m of the “B” tranche that is currently scheduled for repayment in September 2012.

A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01             Financial Statements and Exhibits

(d)             Exhibits

99.1          Press release dated April 9, 2008 issued by Virgin Media Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 9, 2008	VIRGIN MEDIA INC.

	By:	/s/ Bryan H. Hall
Bryan H. Hall
Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 9, 2008 issued by Virgin Media Inc.